EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., April 17, 2008 (PRIME NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $538,000, or $0.50 per share ($0.44 per share diluted), for the three months ended March 31, 2008 and declared a cash dividend of $0.24 per share. Earnings for the quarter increased by 18.76% from the $453,000 earned for the quarter ended March 31, 2007. Earnings for the nine month period ended March 31, 2008 were $1,221,000, or $1.14 per share ($1.01 per share diluted), a decrease of $115,000, or 8.61%, compared to $1,336,000 for the nine month period ended March 31, 2007. "We are pleased with our growth in retail deposits for this quarter and for our growth in net interest income the nine month period ending March 31, 2008. Excluding the losses in market value on the preferred stock held in our investment portfolio, our financial performance has been strong. Our credit quality remains excellent, with loan delinquencies at a level well below our peers," said CEO Pete Johnson.

The increase in net income for the third quarter was the result of increases in net interest income of $107,000 and noninterest income of $75,000, offset by an increase in noninterest expense of $101,000. Eagle's tax provision was $4,000 lower in the current quarter.

Net loss on securities accounted for under FAS 159, reported within noninterest income, increased substantially due to a loss in market value on investments in certain preferred stock, issued by Fannie Mae and Freddie Mac. Under Statement of Financial Accounting Standard (SFAS) No. 159, "Fair Value Option for Financial Assets and Financial Liabilities," a company elects fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis, and subsequent changes in fair value are recognized in earnings when incurred. For the quarter, the market value of Fannie Mae and Freddie Mac preferred stock, owned by Eagle, decreased $118,000.

Eagle's annualized return on assets was 0.83%, and its annualized return on equity was 8.45% for the quarter, compared with 0.76% and 7.51%, respectively, for the same quarter in 2007.

Total interest and dividend income increased $214,000 to $3,474,000 for the quarter ended March 31, 2008 from $3,260,000 for the quarter ended March 31, 2007. This was due primarily to an increase in interest and fees on loans of $241,000. Higher funding costs caused total interest expense to increase by $107,000 to $1.64 million for the quarter ended March 31, 2008 from $1.53 million for the quarter ended March 31, 2007. Interest expense on deposits increased $24,000 and interest expense on borrowings increased $83,000.

Earnings for the nine month period ended March 31, 2008 were $1,221,000, or $1.14 per share ($1.01 per share diluted), a decrease of $115,000, or 8.61%, compared to $1,336,000, or $1.25 per share ($1.11 per share diluted) for the nine month period ended March 31, 2007. The decrease in net income for the period was the result of an increase in net interest income of $309,000, offset by a decrease in noninterest income of $201,000 and an increase in noninterest expense of $279,000. Eagle's tax provision was $56,000 lower in the current period. Net interest income was higher, as the interest costs of funding decreased faster during the period than decreases in the yield on earning assets. The decrease in noninterest income was primarily attributable to the recognition of a decline in value of $549,000 on Fannie Mae and Freddie Mac preferred stock as described above. Noninterest expense increase was primarily due to an increase in salaries and employee benefits of $257,000 resulting from merit raises, inflationary costs, and a slightly larger staff. Eagle's annualized return on assets was 0.63% and its annualized return on equity was 6.53%, compared with 0.76% and 7.59%, respectively, for the same nine month period in 2007.

Total assets increased by $23.61 million, or 9.65%, to $268.3 million at March 31, 2008 from $244.69 million at June 30, 2007. Loans receivable increased $6.56 million, or 4.1%, to $164.7 million from $158.14 million. Loans held-for-sale increased to $1.49 million from $1.18 million. Deposits decreased $507,000, or 0.28%, to $179.14 million at March 31, 2008 from $179.65 million at June 30, 2007. Advances from the Federal Home Loan Bank and other borrowings increased $26.0 million, or 86.67%, to $56.0 million from $30.0 million, while federal fund purchases decreased from $3.8 million to zero. Total stockholders' equity increased $1.71 million, or 7.08%, to $25.79 million at March 31, 2008 from $24.09 million at June 30, 2007, as a result of the net income for the period of $1,221,000 and a decrease in accumulated other comprehensive loss of $1,007,000 (mainly due to a decrease in net unrealized loss on securities available-for-sale). These were partially offset by dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.24 per share for the third quarter of Eagle's fiscal year. The dividend is payable May 9, 2008 to shareholders of record at the close of business on April 25, 2008.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman, and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)
                                     March 31, 2008      June 30, 2007
                                     (Unaudited)         (Audited)
 ASSETS
 Cash and due
  from banks                                  3,708              2,709
 Interest-bearing
  deposits with banks                         3,553                360
                                     --------------      -------------
 Total cash and
  cash equivalents                            7,261              3,069

 Investment securities FAS 159,
  at market value                             1,283                  0
 Investment securities
  available-for-sale, at
  market value                               75,385             64,774
 Investment securities
  held-to-maturity, at cost                     711                921
 Investment in nonconsolidated
  subsidiary                                    155                155
 Federal Home Loan Bank stock,
  at cost                                     1,315              1,315
 Mortgage loans held-for-sale                 1,486              1,175
 Loans receivable, net of
  deferred loan fees and
  allowance for loan losses
  of $495 at March 31, 2008
  and $518 at June 30, 2007                 164,701            158,140
 Accrued interest and
  dividends receivable                        1,416              1,333
 Mortgage servicing rights, net               1,639              1,628
 Property and equipment, net                  6,426              5,806
 Cash surrender value of
  life insurance                              6,225              5,764
 Real estate acquired in
  settlement of loans,
  net of allowance for losses                     0                  0
 Other assets                                   293                606
                                     --------------      -------------

         Total assets                       268,296            244,686
                                     ==============      =============

 LIABILITIES
 Deposit accounts:
        Noninterest bearing                  13,536             13,694
        Interest bearing                    165,604            165,953
                                     --------------      -------------
         Total deposits                     179,140            179,647

 Federal Funds Purchased                          0              3,800
 Advances from Federal Home
  Loan Bank and Other Borrowings             56,000             30,000
 Long-Term Subordinated
  Debentures                                  5,155              5,155
 Accrued expenses and
  other liabilities                           2,207              1,996
                                     --------------      -------------
         Total liabilities                  242,502            220,598

 EQUITY
 Preferred stock (no par value,
  1,000,000 shares authorized,
  none issued or outstanding)
 Common stock (par value
  $0.01 per share; 9,000,000
  shares authorized; 1,223,572
  shares issued; 1,078,072 and
  1,084,357 shares outstanding
  at March 31, 2008 and
  June 30, 2007, respectively)                   12                 12
 Additional paid-in capital                   4,464              4,387
 Unallocated common stock held
  by employee stock ownership
  plan ("ESOP")                                 (64)               (92)
 Treasury stock, at cost
  (145,500 and 139,215 shares
  at March 31, 2008 and
  June 30, 2007, respectively)               (4,957)            (4,759)
 Retained earnings                           26,240             25,448
 Accumulated other
 comprehensive (loss) income                     99               (908)
                                     --------------      -------------
         Total equity                        25,794             24,088

         Total liabilities and equity       268,296            244,686
                                     ==============      =============

                     EAGLE BANCORP AND SUBSIDIARY
                   Consolidated Statements of Income
               (In Thousands, except for Per Share Data)

                         Three Months                  Nine Months
                            Ended                        Ended
                           March 31,                    March 31,
                          (unaudited)                  (unaudited)
                     ----------------------     ----------------------
                        2008        2007           2008        2007
                     ----------  ----------     ----------  ----------
 Interest and
  Dividend Income:
 Interest and
  fees on loans          $2,750       $2,509        $8,169      $7,198
 Interest on
  deposits with banks        20           11            54          39
 Securities
  held-to-maturity            8           11            26          33
 Securities
  available-for-sale        692          726         2,118       2,082
 FHLB Stock dividends         4            3             9           4
                     ----------  -----------    ----------  ----------
   Total interest and
    dividend income       3,474        3,260        10,376       9,356
                     ----------  -----------    ----------  ----------

 Interest Expense:
 Deposits                 1,096        1,072         3,452       3,048
 Advances and other
  borrowings                468          385         1,378       1,071
 Subordinated
  debentures                 75           75           225         225
                     ----------  -----------    ----------  ----------
   Total interest
    expense               1,639        1,532         5,055       4,344
                     ----------  -----------    ----------  ----------

 Net Interest Income      1,835        1,728         5,321       5,012
 Loan loss provision          0            0             0           0
                     ----------  -----------    ----------  ----------
 Net interest income
  after loan loss
  provision               1,835        1,728         5,321       5,012
                     ----------  -----------    ----------  ----------

 Noninterest income:
 Net gain on sale
  of loans                  164          153           546         462
 Demand deposit
  service charges           191          114           547         377
 Mortgage loan
  servicing fees            136          134           406         405
 Net gain on sale of
  available-for-sale
  securities                 72           (5)           72          (4)
 Net gain (loss) on
  securities FAS 159       (118)           0          (549)          0
 Other                      174          148           450         433
                     ----------  -----------    ----------  ----------
   Total noninterest
    income                  619          544         1,472       1,673
                     ----------  -----------    ----------  ----------

 Noninterest expense:
 Salaries and
  employee benefits         998          943         2,952       2,695
 Occupancy expenses         136          135           401         410
 Furniture and
  equipment
  depreciation               69           69           210         216
 In-house computer
  expense                    86           70           244         211
 Marketing expense           52           43           185         196
 Amortization of mtg
  servicing fees             83           66           224         215
 Federal insurance
  premiums                    5            5            15          16
 Postage                     23           25            79          64
 Legal,accounting,
  and examination
  fees                       48           54           169         178
 Consulting fees             26           20            48          56
 ATM processing              13           13            40          35
 Other                      222          217           649         645
                     ----------  -----------    ----------  ----------
   Total noninterest
    expense               1,761        1,660         5,216       4,937
                     ----------  -----------    ----------  ----------

 Income before
  provision for
  income taxes              693          612         1,577       1,748
                     ----------  -----------    ----------  ----------

 Provision for income
  taxes                     155          159           356         412
                     ----------  -----------    ----------  ----------

 Net income                $538         $453        $1,221      $1,336
                     ==========  ===========    ==========  ==========

 Basic earnings
  per share               $0.50        $0.42         $1.14       $1.25
                     ==========  ===========    ==========  ==========

 Diluted earnings
  per share               $0.44        $0.37         $1.01       $1.11
                     ==========  ===========    ==========  ==========

 Weighted average
  shares outstanding
  (basic eps)         1,070,070    1,072,347     1,071,124   1,072,849
                     ==========  ===========    ==========  ==========

 Weighted average
  shares outstanding
  (diluted eps)       1,214,762    1,210,162     1,213,610   1,209,011
                     ==========  ===========    ==========  ==========

CONTACT: Eagle Bancorp
         Peter J. Johnson, President and Chief Executive Officer
           (406) 457-4006
         Clint J. Morrison, Senior Vice President and Chief Financial
          Officer
           (406) 457-4007